Exhibit 99.1

Apartment Income REIT Corp. Announces Expected Taxability of 2021 Dividend

Denver, CO – March 16, 2021 – Apartment Income REIT Corp. (NYSE:AIRC) (“AIR”) was created to be the best and most efficient way to own multifamily real estate. AIR’s simple and transparent business model, with best-in-class operations, low overhead costs, and the safety of a diversified portfolio and strong balance sheet supports a high current return of 4.0%1.

AIR was also created to be tax efficient. AIR is not currently expected to have any need for taxable stock dividends and should have a more favorable dividend profile for taxable investors. Only approximately 60%2 of AIR’s dividend is expected to be taxable, versus the apartment sector average of approximately 99.8%2. Approximately 40% of AIR’s dividend is expected to be a tax-free return of capital.  For a taxable investor, AIR’s already superior current yield should be even better.

Percent of Dividend	AIR Expected 2021	Apartment Sector Average for 2020
Taxable Dividend	60.0%	99.8%

Non-taxable Return of Capital	40.0%	0.2%

About AIR

AIR is a real estate investment trust focused on the ownership and management of quality apartment communities located in the largest markets in the United States. AIR is one of the country’s largest owners and operators of apartments, with 99 communities in 12 states and the District of Columbia. AIR common shares are traded on the New York Stock Exchange under the ticker symbol AIRC, and are included in the S&P 400. For more information about AIR, please visit our website at www.aircommunities.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding  our intent, belief, or expectations, including, but not limited to, statements regarding  the expected taxable nature of AIR’s future dividends. We caution investors not to place undue reliance on any such forward-looking statements.

These  forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties that could cause actual results to differ materially from our expectations include, but are not limited to: the effects of the coronavirus pandemic on AIR’s business and on the global and U.S. economies generally, and the ongoing, dynamic and uncertain nature and duration of the pandemic, all of which heightens the impact of the other risks and factors described herein, and the impact on entities in which AIR holds a partial interest, and the impact of the lockdown on AIR’s residents, commercial tenants, and operations; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of acquisitions and dispositions, which could materially impact the tax character of future dividends; changes in operating costs, including energy costs; negative economic conditions in our geographies of operation; loss of key personnel; AIR’s ability to maintain current or meet projected occupancy, rental rate and property operating results; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; financing risks, including the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by AIR; Aimco’s and AIR’s relationship with each other after the business separation; the ability and willingness of Aimco and AIR and their subsidiaries to meet and/or perform their obligations under any contractual arrangements that were entered into among the parties in connection with the business separation and any of their obligations to indemnify, defend and hold the other party harmless from and against various claims, litigation and liabilities; and the ability to achieve some or all the benefits that we expect to achieve from the business separation; and such other risks and uncertainties described from time to time in filings by AIR with the Securities and Exchange Commission.

In  addition, AIR’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on AIR’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.

Readers  should carefully review AIR’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of AIR’s Annual Report on Form 10-K for the year ended December 31, 2020, and the other documents AIR files from time to time with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment as of this date, and AIR assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

Contact

Conor Wagner

SVP, Chief Investment Officer

(303) 691-4498

investors@aircommunities.com

[1]	Based on ten-day average closing price ending March 15, 2021 of $42.63 and annualized dividend of $1.72.

[2]

The tax character for AIR is based on management’s current estimate for 2021 and actual results could differ materially; the character of income for the six large, publicly-traded apartment REITs (AVB, CPT, EQR, ESS, MAA and UDR) is based on 2020 as reported.